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                                 SAMPLE PRESS RELEASE

                           APPLIED MICROSYSTEMS CORPORATION

                           ADOPTS A SHAREHOLDER RIGHTS PLAN

     Redmond, Washington, December 10, 1998 (Nasdaq: "APMC")--The Board of Directors of Applied Microsystems Corporation, a Washington corporation (the "Company"), today announced that it has adopted a shareholder rights plan (the "Rights Plan"). Pursuant to the Rights Plan, the Board declared a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of common stock of the Company. Each right will entitle shareholders to buy 1/100th of a share of the Company's Series A Preferred Stock at an exercise price of $30.00. The Rights will become exercisable upon the earlier to occur of a person or related group announcing an acquisition of 15% or more of the common stock of the Company or announcing the commencement of a tender or exchange offer which would result in ownership by the person or group of 15% or more of the common stock of the Company. The Company will be entitled to redeem the Rights at $0.01 per Right at any time on or before the acquisition by a person or group of 15% or more of the common stock of the Company and in certain circumstances to permit transactions where all of the Company's shareholders are treated equally.

     If, prior to redemption, exchange or expiration of the Rights, a person or group acquires 15% or more of the common stock of the Company, each Right not owned by a holder of 15% or more of the common stock will entitle its holder to purchase, at the Right's then current exercise price, that number of shares of common stock of the Company (or, in certain circumstances as determined by the Board, cash, other property or securities) having a market value at that time of twice the Right's exercise price. If, on or after the date a person or group acquires 15% or more of the common stock of the Company, the Company sells more than 50% of its assets or earning power or is acquired in a merger or other business combination transaction, the acquiring person must assume the obligations under the Rights Plan and the Rights will become exercisable to acquire Common Stock of the acquiring person at the same discounted price. At any time after an event triggering the exercisability of the Rights and prior to the acquisition by the acquiring person of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than those owned by the acquiring person or its affiliates) for common stock of the Company with a value per Right equal to the difference between the value of Common Shares issued upon exercise of the Right and the Purchase Price per Right (subject to adjustment under certain circumstances).

     The Rights are designed to assure that the Company's shareholders are treated equitably in the event of any proposed takeover of the Company and to guard against partial or two-tiered tender offers and other coercive tactics that can be designed to gain control of the Company without paying all shareholders the fair value for their shares,

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including a "control premium."  The Rights may increase the Company's ability to negotiate with would be acquirors to maximize shareholder value.

     The dividend distribution will be made on or about December 21, 1998 to shareholders of record at the close of business on that date. The Company will mail to each shareholder a summary of the terms and conditions of the Rights
within approximately two weeks after December 21, 1998.   The Rights will expire
December 21, 2008. Further details of the terms and conditions of the Rights will be set forth in a letter that will be mailed to all the Company's shareholders.

ABOUT APPLIED MICROSYSTEMS CORPORATION

     Applied Microsystems Corporation (NASDAQ "APMC"), based in Redmond, WA, is a leader and innovator in embedded systems solutions. The Company's products help engineers and computer scientists develop, simulate, debug and test embedded products faster, more reliably and at a lower cost. For more information, visit the Company's home page on the World Wide
Web: HTTP://WWW.AMC.COM.

     Except for the historical information contained herein, this news release discusses certain forward-looking matters that involve risks and uncertainties, including future market opportunities for products and relationships with third parties, customer order cycles and product acceptance, the management of growth, sufficient availability and retention of qualified personnel, changes in international operations including exchange rate risks, changes in market conditions for the Company's products and the other risks detailed from time-to-time in the Company's Security and Exchange Commission reports.




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